UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2011

VISION INDUSTRIES CORP.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-146209	14-1908451
(Commission File Number)	(IRS Employer Identification No.)

120 Eucalyptus Dr.

El Segundo, CA 90245

(Address of principal executive offices and zip code)

(310) 454-5658

 (Registrant’s telephone number including area code)

2601 Ocean Park Blvd., Suite 110

Santa Monica, CA 90405

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the April 21, 2011, Special Meeting of the Board of Directors, Mr. Martin Schuermann, President, Secretary, Treasurer, and Director and our Chief Financial Officer (“CFO”) since Lawrence Weisdorn’s resignation from that position on May 12, 2010, formally resigned as CFO. The Board accepted Mr. Schuermann’s resignation and then approved the appointment of Mr. Allan Legator as “acting CFO” pursuant to Mr. Legator’s consulting agreement dated December 2, 1010 (the “Agreement”).  According to the Agreement, Mr. Legator, age 40, shall serve as acting CFO until November 24, 2011, the term of the agreement, unless extended by mutual agreement of Mr. Legator and Vision Industries Corp.

Mr. Legator began his career in the early1990s in the biotech area, and then in the audit practice of KPMG Peat Marwick, specializing in the technology sector where he acquired his CPA certification. In 2000, Mr. Legator was recruited to serve as director of finance for Sega Japan Gaming Division, where he helped to structure the company’s Las Vegas gaming strategy. Sega subsequently named him chief of operations for the newly formed Sega Gaming Technology, Inc., a Nevada corporation.  After a brief stint as chief financial officer of BroadSpring Inc., a California corporation focused on internet marketing and search advertising, Mr Legator helped launch one of the first U.S. mobile ringtone companies known as New Motion, Inc., a Delaware corporation, in June 2005, where he served as the Chief Financial Officer. Mr. Legator guided the company’s growth to annual revenue of approximately $40 million in 2008 and also helped successfully guide the company through a reverse merger and subsequent acquisition which ultimately led the company to a NASDAQ listing in the summer of 2008.  In 2010 Mr. Legator helped found Trax Power Lighting, Inc., California corporation, focused on LED technology in the medical and filming/photography arena.

Mr. Legator is not related to any person, promoter or control person of Vision Industries Corp.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION INDUSTRIES CORP.
Dated: April 26, 2011	By:	/s/ MARTIN SCHUERMANN
Name: Martin Schuermann Title: President and Chief Executive Officer